Exhibit 99.1

REALOGY ANNOUNCES LEADERSHIP SUCCESSION PLAN

Ryan M. Schneider Joins Realogy as President and Chief Operating Officer; Will Become CEO on December 31, 2017
Richard A. Smith to Retire as Chairman & CEO at Year End After 21 Years Building the Leading Residential Real Estate Services Company

MADISON, N.J., October 23, 2017 – Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today announced a leadership succession plan:

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Ryan M. Schneider has been named President and Chief Operating Officer, and appointed to the Board of Directors. Mr. Schneider will begin his duties at Realogy on October 24, 2017. In addition, Mr. Schneider will become Realogy’s Chief Executive Officer, effective December 31, 2017.

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Richard A. Smith, Realogy’s Chairman and Chief Executive Officer, who worked hand-in-hand with a special committee of the Board on the search for his successor, will retire, also effective December 31, 2017, after 21 years of exceptional leadership with the Company.

•	At the same time, Michael J. Williams, Realogy’s Lead Independent Director, will succeed Mr. Smith as Chairman of the Company’s Board of Directors.
Mr. Schneider joins Realogy after nearly 15 years of senior leadership experience at Capital One Financial Corporation. From 2007 to 2016, he was President of Capital One’s Card division, its largest business, where he oversaw all of Capital One’s consumer and small business credit card lines in the United States, U.K. and Canada. He managed a staff of more than 10,000 employees and reported directly to Capital One’s Chief Executive Officer. Under Mr. Schneider’s leadership, the Card division’s assets nearly doubled to $90 billion through organic growth and acquisitions, and net income grew to consistently be more than $2 billion a year. He also brings franchise experience from a prior role running Capital One’s Auto Finance business. Earlier in his career, Mr. Schneider was a partner at McKinsey & Company, where he focused on financial services clients.
Mr. Schneider said, “I am thrilled with the opportunity to join Realogy in this leadership capacity because I am convinced of the strength of its fully integrated business model, the quality of its people, the foundation for growth that it has built, the capacity it has for accelerating its growth based on new ways to use data, analytics and technology, and the unique advantages that Realogy can leverage in an industry that generated over $70 billion in commissions last year."
“Realogy benefits from a portfolio of many of the industry’s best-known brands, and as the leader in U.S. existing home sales, the Company’s scale and resources are unmatched in the industry. Richard Smith has been instrumental in growing and leading this company and making Realogy the foremost platform for residential real estate services in the United States. I look forward to working closely with Richard, Realogy’s talented management team, employees and the Board to deliver on our operational initiatives and growth strategy to help enhance value for Realogy shareholders and other stakeholders.”
Mr. Smith said, “As we look to the future and the Company’s next phase of growth, I believe now is the right time to transition to new leadership, and Ryan Schneider is ideally suited to lead Realogy forward. I was initially prepared to stay on into 2018 to help facilitate a transition of responsibilities, but I am so confident in Ryan’s proven leadership abilities and the Company’s clear strategic growth plans that I believe now is the right time to accelerate my retirement to the end of this year. In the interim, I am committed to working closely with Ryan in his new role and the Board to ensure a seamless transition.”
Mr. Williams said, “We are pleased to have an executive of Ryan’s caliber join our senior management team and lead our company into the future. Ryan is a proven leader and brings a track record of execution, revenue generation and operational excellence, having driven the strong growth and success of Capital One’s Card business. Among other things, Ryan brings a wealth of experience in leveraging Big Data, rigorous analytics and new technology to drive business results. His skills and experience complement the talents and capabilities of Realogy’s leadership in its four businesses. I am confident that Ryan, together with our strong and deep executive team, will provide outstanding leadership and that Realogy will continue to create long-term value for our stakeholders.”
Mr. Smith has led Realogy’s business operations for the past 21 years, including 10 years at the helm of Cendant Corporation’s Real Estate Services Division, from which Realogy was formed as a spinoff in 2006. Under Mr. Smith’s leadership, Realogy and Cendant Real Estate developed the premier set of businesses in residential real estate services, including the world's largest franchisor of residential real estate brokerages and the largest owner of U.S. residential real estate brokerage offices, together with the highly synergistic businesses of Cartus®, one of the largest U.S. and leading global provider of outsourced employee relocation services, and TRG, a significant provider of title and settlement services. Following the spinoff from Cendant, Realogy entered a period of private equity ownership, during which Mr. Smith helped navigate the housing downturn and recession, and led the Company through one of the largest and most successful initial public offerings of 2012. Mr. Smith also led the acquisition of ZipRealty Inc. in 2014, which has enabled Realogy to subsequently leverage its innovative Zap® technology platform across the Company’s franchise brands and company-owned brokerage operations in the United States. Since 2013, Realogy has generated significant free cash flow, allowing the Company to successfully deleverage its balance sheet and to return more than $1 billion of capital to its shareholders. Realogy has been recognized as one of the World’s Most Ethical Companies by Ethisphere Institute in each of the past six years.
Mr. Williams continued, “Richard has been instrumental in leading Realogy’s transformation into a global leader in residential real estate franchising and brokerage, and integral to acquiring new leadership talent such as Mr. Schneider. In his 21 years leading Realogy, he has also played an instrumental role representing the real estate industry and its many constituencies. On behalf of the entire Board, I want to acknowledge and thank Richard for his years of exemplary leadership and service to Realogy. We look forward to his continued involvement with the Company and the real estate industry during this leadership transition period.”
About Ryan M. Schneider
Mr. Schneider joined Realogy as President and Chief Operating Officer in October 2017 after nearly 15 years of senior leadership experience at Capital One Financial Corporation. He will become Realogy’s Chief Executive Officer, effective December 31, 2017. From 2007 to 2016, Mr. Schneider was President of Capital One’s Card division, its largest business, where he oversaw all of Capital One’s consumer and small business credit card lines in the United States, U.K. and Canada. He managed a staff of more than 10,000 employees and reported directly to Capital One’s Chief Executive Officer. Mr. Schneider joined Capital One in 2002 and held a variety of leadership positions within Capital One through 2007, including Executive Vice President and President, Auto Finance, which did the majority of its business with franchised auto dealers, and Executive Vice President, U.S. Card. Mr. Schneider also served as a director of Capital One Bank (USA), National Association. Mr. Schneider has substantial experience in public policy and regulatory affairs, including meeting with a sitting President of the United States and testifying in front of a Senate committee. Previously, he was a partner at McKinsey & Company, where he specialized in financial services clients with an emphasis on consumer credit and insurance. Mr. Schneider received a B.A. in Economics from Williams College and his Ph.D. in Economics from Yale University.
About Michael J. Williams
Mr. Williams has been a Realogy Director since November 2012, and currently serves as Lead Independent Director, Chair of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and Compensation Committee. He has extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae. After more than 20 years in several key executive roles at Fannie Mae, Mr. Williams served as the company's President and

Chief Executive Officer from 2009 through 2012, leading the organization through a period of substantial transformation during its conservatorship under the Federal Housing Finance Agency. Most recently, Mr. Williams served as a senior advisor to Sterling Partners, a private equity firm, and as non-executive chairman of Prospect Mortgage, one of its portfolio companies, from 2012 to 2014. He acted as the Chairman and Chief Executive Officer of Prospect Mortgage, from 2014 until the sale of that company in 2017.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a technology-enabled leading provider of residential real estate services that is focused on empowering independent sales agents to best serve today’s consumers. Realogy delivers its services through its well-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, Sotheby's International Realty® as well as NRT, Cartus, Title Resource Group and ZapLabsSM, an in-house innovation and technology development lab. Realogy’s fully integrated business model includes brokerage, franchising, relocation, mortgage and, title and settlement services. Realogy provides independent sales agents access to leading technology, best-in-class marketing and learning programs, and support services to help them become more productive and build stronger businesses. Realogy’s affiliated brokerages operate around the world with approximately 187,700 independent sales agents in the United States and approximately 90,000 independent sales agents in more than 100 other countries and territories. Realogy is headquartered in Madison, New Jersey.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than those of historical fact, contained in this press release, are forward-looking statements including, but not limited to, statements regarding Realogy’s expectations with respect to the future leadership changes involving Messrs. Schneider, Smith and Williams. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including that there can be no assurance that the anticipated leadership changes will be successfully implemented in the expected time frame, or at all, and those discussed in Realogy’s filings with the SEC. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Realogy expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to our business in general, please refer to Realogy Holdings Corp.'s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarterly period ended June 30, 2017.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Halchak
(973) 407-7487
jennifer.halchak@realogy.com